Exhibit 12

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

October 8, 2010

Board of Trustees

Advisors Series Trust, on behalf of Phocas Small Cap Value Fund

777 East Wisconsin Avenue, Fifth Floor

Milwaukee, Wisconsin 53202

Board of Directors

Frontegra Funds, Inc., on behalf of Frontegra Phocas Small Cap Value Fund

400 Skokie Boulevard, Suite 500

Northbrook, IL 60062

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the acquisition of all of the assets of Phocas Small Cap Value Fund, a series of Advisors Series Trust (“AST”), a Delaware statutory trust (the “Acquired Fund”), by Frontegra Phocas Small Cap Value Fund (the “Acquiring Fund”), a series of Frontegra Funds, Inc. (“FFI”), a Maryland corporation, in exchange for the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund and the delivery by the Acquiring Fund to the Acquired Fund of that number of full and fractional shares of the Acquiring Fund, (the “Acquiring Fund Shares”) equal to the number of full and fractional Acquired Fund shares outstanding as of the last daily determination of the Acquired Fund’s net asset value on the last business day preceding October 8, 2010 (after giving effect to any issuances or redemptions of shares of the Acquired Fund prior to or as of such time, provided that the Acquired Fund shall not issue any shares or redeem any shares after such time).  (Collectively, the transfer of the Acquired Fund’s assets in exchange for the assumption of the liabilities of the Acquired Fund by the Acquiring Fund and the delivery of the Acquiring Fund Shares to the Acquired Fund by the Acquiring Fund shall be referred to as the “Asset Acquisition”.)  The Asset Acquisition is proposed to be consummated pursuant to the applicable corporate laws of the State of Maryland and in accordance with that certain Agreement and Plan of Reorganization (the “Agreement”) by and among AST, on behalf of the Acquired Fund, FFI, on behalf of the Acquiring Fund, and Phocas Financial Corporation, a California corporation (solely for the purposes of Section 12.1 of the Agreement), and Frontegra Asset Management, Inc., an Illinois corporation (solely for the purposes of Section 12.1 of the Agreement).

Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

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Board of Trustees, Advisors Series Trust

Board of Directors, Frontegra Funds, Inc.

We have acted as counsel to the Acquiring Fund and FFI in connection with the Asset Acquisition.  As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated closing date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

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The Agreement;

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The Registration Statement of FFI on Form N-14 as declared effective by the Securities and Exchange Commission on August 16, 2010, as amended (the “Registration Statement”), and the Combined Proxy Statement and Prospectus included therein;

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Certificates of certain officers of FFI, on behalf of the Acquiring Fund, and AST, on behalf of the Acquired Fund, and Frontegra Asset Management, Inc. and Phocas Financial Corporation as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

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Such other instruments and documents related to the formation, organization and operation of the Acquiring Fund and the Acquired Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

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Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

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The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Federal Income Tax Consequences,” we are of the opinion that for federal income tax purposes with respect to the Asset Acquisition between the Acquired Fund and the Acquiring Fund:

(a)

The transfer to the Acquiring Fund of all of the assets and liabilities of the Acquired Fund in exchange solely for Acquiring Fund Shares, followed by the distribution of Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund in complete liquidation of the Acquired Fund, should constitute a

Board of Trustees, Advisors Series Trust

Board of Directors, Frontegra Funds, Inc.

 “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the Acquired Fund should each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(b)

In accordance with Sections 361(a), 357(a) and 361(c) of the Code, no gain or loss should be recognized by the Acquired Fund upon the transfer of its assets and liabilities to the Acquiring Fund in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to the Acquired Fund shareholders in exchange for their shares of the Acquired Fund.

(c)

In accordance with Section 362(b) of the Code, the aggregate tax basis of the assets of the Acquired Fund in the hands of the Acquiring Fund should be the same as the aggregate tax basis of such assets immediately prior to the transfer.

(d)

In accordance with Section 1223(2) of the Code, the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund should include the period during which such assets were held by the Acquired Fund.

(e)

In accordance with Section 1032(a) of the Code, no gain or loss should be recognized by the Acquiring Fund upon the receipt of the assets and liabilities of the Acquired Fund in exchange for Acquiring Fund Shares.

(f)

In accordance with Section 354(a)(1) of the Code, no gain or loss should be recognized by the Acquired Fund shareholders upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Fund as part of the Asset Acquisition.

(g)

In accordance with Section 358(a)(1) of the Code, the aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund shareholder should be the same as the aggregate tax basis of the shares of the Acquired Fund exchanged therefor.

(h)

In accordance with Section 1223(1) of the Code, the holding period of the Acquiring Fund Shares received by each Acquired Fund shareholder should include the holding period during which the shares of the Acquired Fund exchanged therefor were held, provided that at the time of the exchange, the shares of the Acquired Fund were held as capital assets in the hands of such Acquired Fund shareholder.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

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Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position.  No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein.  Nevertheless, we undertake no

Board of Trustees, Advisors Series Trust

Board of Directors, Frontegra Funds, Inc.

responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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Our opinion concerning certain of the federal tax consequences of the Asset Acquisition are limited to the specific federal tax consequences presented above.  No opinion is expressed as to any transactions other than the Asset Acquisition, including any transactions undertaken in connection with the Asset Acquisition.  In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

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Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

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This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Agreement.  This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.